Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007, relating to the financial statements of Molecular Insight Pharmaceuticals, Inc. (a development stage company), appearing in the Annual Report on Form 10-K of Molecular Insight Pharmaceuticals, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 14, 2007